FBRSI 2005-4
Stress Runs for Subordinate Bonds

	50% Severity		60% Severity
		Cumulative		Cumulative
	Break CDR (1)	Losses (2)	Break CDR (1)	Losses (2)
Class M1	19.19	20.34%	15.30	20.76%
Class M2	15.53	17.49%	12.53	17.86%
Class M3	13.34	15.61%	10.84	15.94%
Class M4	11.81	14.21%	9.64	14.50%
Class M5	10.32	12.77%	8.46	13.02%
Class M6	9.03	11.45%	7.44	11.68%
Class M7	7.74	10.07%	6.40	10.26%
Class M8	6.88	9.11%	5.70	9.27%
Class M9	6.10	8.20%	5.07	8.36%
Class M10	5.61	7.62%	4.67	7.77%
Class M11	4.89	6.74%	4.08	6.87%
Class M12	4.75	6.57%	3.96	6.69%

(1)	The “Break CDR” is the CDR that creates first dollar of principal loss on the related bond.

(2)	As a percentage of the Cut-Off Date balance of the Mortgage Loans.
Assumptions:
Forward LIBOR
Loss Severity: as noted
12 Month Lag
Triggers Set to Fail
Run to maturity
Defaults are in addition to prepays
Prepays according to Pricing Speed
Principal and interest advanced on all defaulted loans
Disclaimer
This Series Term Sheet, including the computational materials herein, was prepared solely by FBR, is intended for use by the addressee only, and may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. This information is furnished to you solely by FBR and not by the Depositor, the Issuer of the securities or any of their affiliates. FBR is acting as underwriter and not acting as agent for the Depositor, the Issuer or their affiliates in connection with the proposed transaction. This material is provided for information purposes only, and does not constitute an offer to sell, nor a solicitation of an offer to buy, the referenced securities. It does not purport to be all-inclusive or to contain all of the information that a prospective investor may require to make a full analysis of the transaction. All information contained herein is preliminary and it is anticipated that such information will change. The information contained herein supersedes information contained in any prior series termsheet for this transaction. In addition, the information contained herein will be superseded by information contained in the prospectus and prospectus supplement for this transaction and in any other material subsequently filed with the Securities and Exchange Commission. An offering may be made only through the delivery of the prospectus and prospectus supplement. Any investment decision with respect to the referenced securities should be made by you solely upon all of the information contained in the prospectus and prospectus supplements.